EXHIBIT III


                             VSE CORPORATION
             STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                (Dollars in thousands; except share data)


                                               Year Ended December 31
                                              1996       1995       1994
                                             ------     ------     ------
Net income:
  Continuing operations                      $1,946     $1,738     $1,547
  Discontinued operations:
    Income (loss) from operations               (25)       (92)         6
    Loss on disposal                           (179)         0          0
                                             ------     ------     ------
                                             $1,742     $1,646     $1,553
                                             ======     ======     ======
Weighted average shares
  outstanding                             1,731,601  1,732,796  1,726,334
                                          =========  =========  =========
Net earnings per share - primary and
  fully diluted:
  Continuing operations                       $1.11      $1.00      $ .90
  Discontinued operations:
    Income (loss) from operations              (.01)      (.05)         0
    Loss on disposal                           (.10)         0          0
                                               ----       ----       ----
                                              $1.00      $ .95      $ .90
                                               ====       ====       ====

Shares from above                         1,731,601  1,732,796  1,726,334
Assumed exercise of options
  (treasury stock method)                    15,909          0          0
                                          ---------  ---------  ---------
                                          1,747,510  1,732,796  1,726,334
                                          =========  =========  =========